Exhibit 99.1

NEWS RELEASE		A. O. SMITH CORPORATION For further information contact:

MEDIA INQUIRIES: Mark A. Petrarca 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE

June 24, 2005

A. O. Smith reduces forecast for 2005

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today lowered its forecast for 2005 to a range of between $1.25 and $1.45 per share, from the previously communicated forecast of $1.45 to $1.65 per share. The company expects earnings for the second quarter to range between $.15 and $.20 a share. As previously announced, the company will record an estimated $.35 annual charge for restructuring which includes approximately $.30 in the second quarter. Excluding the restructuring charge, the company expects to earn between $1.60 and $1.80 per share for the year and $.45 to $.50 per share for the quarter.

After reviewing water heater industry shipment data for April and May, which declined 14 percent in residential and 25 percent in commercial compared with 2004, the company is reducing its projection for industry shipments for the year. The company believes this lower commercial and residential market projection is primarily caused by higher than expected wholesale inventories. As a result, the company has reduced its projection for full year sales and earnings at its Water Systems business.

Expectations for the Electrical Products business are essentially unchanged from the company’s outlook at the time of its earnings forecast in April.

A.O. Smith will issue its second quarter earnings results on July 15, 2005, and will broadcast a live conference call at 10:00 a.m. (Eastern Time). The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

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Forward-looking statements

This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant increases in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 16,500 people worldwide.

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